Exhibit 99.06

Daily Visitor Rate Accelerates, Jumping Another 50% On Pazoo.com
Topping A Monthly Run Rate Of 4,500,000 For The First Time

Whippany NJ, May 7, 2014 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to report that the joint internal and external marketing efforts continue to have a dramatic effect to the branding of www.pazoo.com. The number of daily visitors has surged to 150,000 daily visitors as reported by Google analytics up from 100,000 per day just one week ago. In less than one month traffic has jumped more than 600% from just over 20,000 visitors a day to the now more than 150,000.

For the month of May, www.pazoo.com will easily surpass 3,000,000 visitors and probably come close to, if not surpass, 4,000,000 visitors. With the daily run rate of 150,000 visitors, Pazoo.com should easily surpass 5,000,000 visitors in the month of June factoring in just a small jump in daily traffic between now and the start of June.  This is obviously having a dramatic effect on revenue being generated from ad sales so much so that there is a real possibility that Pazoo will generate more revenue in the month of May than all of 2013.

CEO of Pazoo, Inc., David Cunic stated, “We obviously are all very excited by the rate of growth not only in the traffic to the website but the corresponding revenue increases. We are confident that continued big gains will continue to be achieved moving forward in the coming weeks and months through the end of the year.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

SafeHarbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: May 7, 2014